Exhibit 10.12

CD&R Millennium (Cayman) Partners, L.P.

as Subscriber

AND

CD&R Millennium Holdco 1 S.à r.l

as Issuer

SUBSCRIPTION AGREEMENT

RELATING TO PREFERRED EQUITY CERTIFICATES

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is entered into on 31 July 2014

BETWEEN:

1)	CD&R Millennium (Cayman) Partners, L.P., a Cayman Islands exempted limited partnership, having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Subscriber”), and

2)	CD&R Millennium Holdco 1 S.à r.l, a private limited company (société à responsabilité limitée) incorporated in Luxembourg, whose registered office is at 5, rue Guillaume Kroll, L-1882 Luxembourg, having a share capital of EUR 12,500.- and registered with the Luxembourg Register of Commerce and Companies under B 186.796 (the “Issuer”).

The Subscriber and the Issuer are hereinafter as the context so requires collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS

•	The Issuer has agreed pursuant to a resolution of its board of managers dated 30 July 2014 to issue an amount of up to 55,000,000 preferred equity certificates (“PECs”) having a par value of one Euro (EUR 1,-) each, which are issued to the Subscriber in consideration for a contribution in cash in the total amount of fifty five million Euros (EUR 55,000,000.-).

•	Subscriber wishes to subscribe for such PECs.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Issue and Subscription

The Issuer hereby agrees to issue effective as of the date hereof fifty five million (55,000,000) PECs having a par value of one Euro (EUR 1,-) each to the Subscriber who hereby agrees to subscribe for fifty five million (55,000,000) PECs at a price of one Euro (EUR 1,-) per PEC and for an aggregate purchase price of fifty five million Euros (EUR 55,000,000.-) (the “Subscription Price”), such PECs being governed by the terms and conditions of the PECs as attached (the “PEC Terms and Conditions”).

2.	Subscription Price - Costs and Expenses

The Subscription Price shall be paid by the Subscriber to the Issuer on the date of this Agreement, by way of wire transfer to the following bank account:

IBAN: BE70 0017 3340 2225

Swift code : GEBABEBB36A

The Issuer agrees to bear and pay all costs and expenses, including VAT (if applicable), in connection with the PECs issue.

3.	Registration

The Issuer hereby authorises and instructs each manager of the Issuer, acting individually, in the name and on behalf of the Issuer, upon issue of the PECs to register the Subscriber as holder of the PECs in the Company’s PEC Register.

4.	Private Offering

The issue of PECs does not constitute a public offering. Each of the Parties undertakes that it has not and will not proceed with any public offering of the PECs and represents and warrants that no action has been or will ever be taken that would permit a public offer of the PECs in any country or jurisdiction.

Accordingly, each of the Parties undertakes that it will not, directly or indirectly, offer or sell PECs or distribute or publish any offering circular, prospectus, form of application, advertisement or other offering material, in each case with respect to the PECs, in any country or jurisdiction.

The Subscriber acknowledges that it is not authorised to make public any information or to make any representation in connection with the Issue, unless required to do so by applicable law or any government or regulatory body to which it is subject.

The Subscriber further undertakes to indemnify the Issuer, its managers, officers and employees against any costs, losses, liabilities, claims, actions and demands which they may incur or which may be made against the Issuer or its managers, officers or employees arising out of or in relation to or in connection with any unauthorised action by them, failure by them to observe any of the above restrictions or requirements or the making by them of any unauthorised representations or the giving or use by them of any information which has not been authorised by the Issuer.

5.	Terms and Conditions

The PEC Terms and Conditions form an integral part of this Agreement.

6.	Interpretation

This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein without prejudice, however, as to its interpretation in light of any other agreements in full force and effect as of the date hereof between the Parties hereto that may directly or indirectly relate to such subject matter. This Agreement may be amended only by a written instrument executed by the Parties or their respective successors or assignees. The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.	Invalidity

If any of the provisions of this Agreement is held invalid or unenforceable, and unless the invalidity or enforceability thereof does substantial violence to the underlying intent and sense of the remainder of this Agreement, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement except the invalidated or unenforceable provision. In the event any provision is held invalid or unenforceable, the parties shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

8.	Counterparts and Signatures

This Agreement may be executed in one or more counterparts. A set of counterparts, containing the signatures of all the Parties hereto, shall between them constitute one single agreement.

Each Party shall receive and keep an original copy in due evidence of this Agreement.

9.	Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with Luxembourg law. The Issuer and the Subscriber hereby submit to the jurisdiction of the Courts of the City of Luxembourg.

[Signature page to follow]

Executed in two (2) original copies.

Signed by:

/s/ Theresa A. Gore
CD&R Millennium (Cayman) Partners, L.P.

By:	CD&R Millennium (Cayman) GP Limited, its general partner
Name:	Theresa A. Gore
Title:	Director

CD&R Millennium Holdco 1 S.à r.l

By:
Title:	Manager

Executed in two (2) original copies.

Signed by:

CD&R Millennium (Cayman) Partners, L.P.
By:	CD&R Millennium (Cayman) GP Limited, its general partner
Name:	Theresa A. Gore
Title:	Director

/s/ Lawrence Gobler
CD&R Millennium Holdco 1 S.à r.l
By:	Lawrence Gobler
Title:	Manager

SCHEDULE

The PEC Terms and Conditions

Execution Version

CD&R Millennium HoldCo 1 S.à r.I

Société à responsabilité limitée

Registered office:

5, rue Guillaume Kroll, L – 1882 Luxembourg

Share capital: EUR 2,012,499.95

RCS Luxembourg: B 186796

(the “Company”)

TERMS AND CONDITIONS

OF

PREFERRED EQUITY CERTIFICATES

(PECs)

(“Terms and Conditions”)

CD&R Millennium HoldCo 1 S.à r.I. is a private limited liability company (société à responsabilité limitée) organised under the laws of Luxembourg (the “Company”), duly incorporated on 28 avril 2014 for an unlimited duration, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 186796.

The Board of Managers has authorised the issuance of fifty five million (55,000,000) PECs (as defined below) having an aggregate par value of fifty five million Euros (EUR 55,000,000) and a par value of one Euro (EUR 1) each. The PECs shall be denominated in Euros (EUR) upon issuance thereof. The PECs shall have a term of forty-nine (49) years, but can be redeemed earlier pursuant to the Terms and Conditions set out (and as defined) below.

The Board of Managers has approved the following Terms and Conditions and has resolved on 30 July 2014 to issue the PECs under these Terms and Conditions. Subject to changes in Luxembourg law which would affect the PECs, the Terms and Conditions will be applicable to each PEC and will be deemed known and accepted by such holders of the PECs as are from time to time registered as holders of the PECs in the PECs Register.

1.	DEFINITIONS

In these Terms and Conditions, unless otherwise expressly indicated, the terms used herein shall have the following meanings:

Accrual Period means either the Initial Accrual Period or any Annual Accrual Period.

Annual Accrual Period means, with respect to the initial Annual Accrual Period, the period commencing immediately after the Initial Payment Date and ending on (and including) the 12-month anniversary thereof, and with respect to each successive Annual Accrual Period, the period commencing immediately after the immediately preceding Annual Payment Date and ending on (and including) the 12-month anniversary thereof.

Annual Payment Date means each 12-month anniversary of the Initial Payment Date.

Execution Version

Applicable Rate means a rate per annum equal to 7.71%

Base Redemption Price means, for each PEC, as of the date of such determination, a price equal to the sum of (i) the Par Value for such PEC plus (ii) accrued and unpaid Yield (whether or not previously declared by the Board of the Company), if any, on such PEC.

Board means the board of managers of the Company.

Business Day means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorised or required by law to close in Luxembourg.

Date of lssuance means 31 July 2014.

Euro means the currency adopted by member States in the European Union which belong to the Euro-zone as the single currency of the European Union and EUR shall be construed accordingly.

Event of Default means one of the events specified in Clause 6.

Holder means the holder of the PECs such as recorded in the PEC Register.

Initial Accrual Period means the period from, and including, the Date of Issuance to (and including) the Initial Payment Date.

Initial Payment Date means December 31, 2015.

Insolvent means that the aggregate amount of the Company’s obligations exceeds the fair market value of the Company’s assets.

Liquidation means any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of the affairs of the Company.

Maturity Date means the 49th anniversary of the Date of Issuance, or, if that is not a Business Day, the first following day on which banking institutions in Luxembourg are open for business.

Optional Company Redemption means the redemption of PECs pursuant to Clause 3.2.

Par Value means, in relation to a PEC, EUR 1.

Payment Date means the Initial Payment Date, any following Annual Payment Date and the Maturity Date.

PECs means the Preferred Equity Certificates issued from time to time by the Company having the terms and conditions set forth in these Terms and Conditions.

PEC Register means the PEC register and transfer book maintained by the Company at its registered office in respect of the PECs.

Redemption means, for each PEC, any redemption of PECs pursuant to Clause 3.

Retained Earnings means retained earnings of the Company determined on an unconsolidated basis in accordance with generally accepted accounting principles as in effect from time to time in Luxembourg (but excluding, for such purpose, expenses in respect of the Yield and non-cash charges, including deductions resulting from the write-down of shares in subsidiaries held by the Company) consistent with the policies and practices of the Company.

Execution Version

Shares means the shares in the nominal amount of one cent Euro (EUR 0.01) each, issued by the Company to its Shareholders.

Subordinated Securities means all Shares and all other capital stock of the Company whether outstanding on the date hereof or issued in the future, including rights to share premium, if any, provided however that Subordinated Securities shall not include the PECs or any other convertible or non-convertible preferred equity certificates issued by the Company.

Yield has the meaning given in Clause 2.2.

2.	YIELD

2.1	Each PEC produces Yield on its Par Value from, and including, the Date of Issuance at the Applicable Rate, payable on each Payment Date, subject to the provisions of this Clause 2.

2.2	The return for any Accrual Period shall be an amount equal to the product of the Applicable Rate for such Accrual Period times the sum of (i) the Par Value of all PECs outstanding and (ii), subject to Clause 2.3 below, accrued but unpaid Yield. Such amounts accumulated at any time for all Accrual Periods since the Date of Issuance, whether or not declared, are herein called the Yield.

2.3	Yield shall accrue daily and shall be calculated on the basis of a 365-day year. For the avoidance of doubt, capitalisation of Yield may occur only for periods of more than one (1) year in accordance with and subject to article 1154 of the Luxembourg civil code.

2.4	The accrued and unpaid Yield shall be due and payable on each Payment Date, except as provided in Clause 3, but only if and to the extent the Yield has been declared by the Board, which may only occur if (i) the amount of income and gains received by the Company from its investments after taking into account any amounts payable under any debt, preferred equity certificates or convertible preferred equity certificates is sufficient to cover payments of such Yield, (ii) the Company’s Retained Earnings are sufficient to cover the payment of the Yield and (iii) the Company’s cash flow position allows for such payment and the Company will have sufficient funds available to settle its liabilities to all other pari passu, senior or subordinate creditors, whether privileged, secured or unsecured, after any such payment. For the avoidance of doubt, and subject always to the provisions of clauses (i) to (iii) above, the Board, may at its discretion, but shall not be required to, declare the Yield.

2.5	If the Yield, upon application of the conditions of Clause 2.4, is not declared and paid by the Company on any Payment Date, the Yield shall accrue and may be declared due and payable, subject to the conditions of Clause 2.4, at the next upcoming Payment Date or in accordance with the provisions of Clause 2.7.

2.6	Each payment of Yield declared by the Board, shall be paid by the Company to the Holders of record in proportion to the number of PECs held by them, as their names appear on the PEC Register on the date of the payment, which shall be the Business Day succeeding the applicable Payment Date.

2.7	Subject to the fulfilment of the conditions set forth in Clause 2.4, Yield in arrears for the Initial Accrual Period or any past Annual Accrual Period may be declared by the Board, and paid on any date fixed by the Board, whether or not a regular Payment Date, to the Holders of record as their names appear on the PEC Register on the record date fixed by the Board, which shall be not more than fifteen (15) Business Days before the date fixed for such payment.

Execution Version

2.8	Any payments of Yield made on the PECs shall be applied first against the Yield accrued and unpaid with respect to the latest Accrual Period for which the Yield has not been paid in full.

2.9	Each payment made with respect to a PEC shall be made to the Holders by wire transfer to any Euro account notified by the relevant Holders to the Company not later than five (5) Business Days prior to the relevant Payment Date.

3.	REDEMPTION AND LIQUIDATION

3.1	Redemption at Maturity

(a)	Unless previously optionally redeemed and cancelled as specified below, the Company shall redeem on the Maturity Date all (but not less than all) of the then outstanding PECs at the Base Redemption Price, provided that such amount will be payable only to the extent the Company’s cash flow position allows for such payment and the Company will have sufficient funds available to settle its liabilities to all other senior or subordinate creditors, privileged, secured or unsecured, ranking prior to the PECs, after any such payment and only to the extent the Company will not be Insolvent after payment of the Base Redemption Price of the then-outstanding PECs.

(b)	If, for any reason, the Company shall fail to discharge its obligation to redeem the PECs at maturity pursuant to Clause 3.1(a), Yield shall continue to accrue on the unpaid amount at the Applicable Rate (and where applicable, in accordance with and subject to article 1154 of the Luxembourg civil code).

(c)	Subject to the provisions of sub-clauses (a) and (b) above, the Base Redemption Price shall be paid to the Holders of record on the Maturity Date. Payment of the Base Redemption Price to any Holder on the Maturity Date in respect of any PEC shall be subject to the surrender to the Company by such Holder of the certificate representing the PEC, if any.

3.2	Optional Company Redemption

(a)	The Company may, at any time, at the sole discretion of the Board, decide and declare to redeem any or all of the PECs at a price equal to the Base Redemption Price, provided that the Company shall redeem PECs pursuant to the Optional Company Redemption and such amount will be payable only to the extent the Company’s cash flow position allows for such redemption and the Company will have sufficient funds available to settle its liabilities to all other senior or subordinate creditors, privileged, secured or unsecured, ranking prior to the PECs, after any such payment.

(b)	The Optional Company Redemption can only be exercised by the Company, and not by the Holders, and only if the Company will not be Insolvent after payment of the aggregate Base Redemption Price of the PECs to be redeemed.

(c)	The Company shall give notice of its intention to redeem any or all of the PECs no later than fifteen (15) Business Days before the date of the Optional Company Redemption to each Holder of record of the PECs at such Holder’s address as recorded in the PEC Register, but no failure or defect in such notice shall affect the validity of the Optional Company Redemption. Each such notice shall state: (i) the

Execution Version

date on which the Optional Company Redemption becomes effective (which shall not be less than 15 (fifteen) Business Days after the date of such notice), (ii) the number of PECs to be redeemed, (iii) the Base Redemption Price, and (iv) the place or places where the certificates, if any, of the PECs to be redeemed are to be surrendered by the Holder to the Company for delivery of the Base Redemption Price. The PECs to be redeemed will cease to accrue Yield upon the date set for redemption provided that the Base Redemption Price is paid or provided for on that date.

(d)	If the Company optionally redeems less than all of the then outstanding PECs, and subject to compliance with applicable law at the moment of the partial redemption, the Company shall redeem such outstanding PECs pro rata to the number of PECs held by each Holder. A list of such PECs called for that early redemption will be communicated to all Holders by way of written notice.

3.3	Redemption upon Liquidation

(a)	In the event of any Liquidation, the Company shall redeem all (but not less than all) of the then outstanding PECs at a price equal to the Base Redemption Price.

(b)	Any payment to the Holders required by 3.3(a) shall only be made (i) before any payment is made to the holders of Subordinated Securities but (ii) after the payment by the Company of all of its other obligations and only to the extent that the Company’s cash flow position allows for such payment and the Company has sufficient funds available after payment of all of its other obligations to senior or subordinate creditors, whether privileged, secured or unsecured, ranking prior to the PECs.

(c)	For purposes of this Clause 3.3, the voluntary sale, conveyance, transfer or exchange (for cash, shares, stock, securities or other consideration) of all or substantially all the assets of the Company shall not be deemed to be a Liquidation, unless such voluntary sale, conveyance, transfer or exchange shall be in connection with a dissolution or winding up of the business of the Company.

3.4	Other Restrictions on Redemption

(a)	Before the Maturity Date, no Holder shall have any right or privilege to demand or sue for or otherwise make claims in respect of the acceleration or Redemption of the PECs or any portion thereof other than in connection with a Liquidation in accordance with Clause 3.3.

(b)	No payments of Yield shall be made under Clauses 3.1, 3.2, or 3.3 unless such payments are made out of Retained Earnings.

(c)	The Company shall not redeem or otherwise acquire the PECs for value, except as in the manner expressly provided for in Clause 3.

3.5	Cancellation

Any PEC redeemed by the Company in accordance with Clause 3 shall forthwith be cancelled and the Holder of such redeemed PEC shall surrender its certificate representing the redeemed PEC, if any.

Execution Version

4.	WITHHOLDING TAXES

All payments on the PECs shall be made by the Company free and clear of withholding taxes imposed by any taxing authority, unless the withholding of a tax or other duties, assessments or charges, of whatsoever nature, present or future, is compelled by law.

5.	COVENANTS, UNDERTAKINGS AND RECOURSE

5.1	As long as any PEC is outstanding, the Company will not issue any Shares having, upon or following any Liquidation, any right to payment prior to the payment in full of the Par Value plus all accrued and unpaid Yield to the Holder of each PEC.

5.2	Holders of the PECs shall be entitled to receive a return on the PECs determined and payable in accordance with Clauses 2 and 3, provided however that the Company’s obligation to pay accrued Yield or make a payment upon redemption in respect of the PECs pursuant to Clause 2 and Clause 3 shall be limited to the amount of principal and yield received by the Company from CD&R Millennium HoldCo 2 B.V. in respect of the loan made by the Company with the proceeds of the PECs, net of an arm’s length compensation and any claim of the Holders to receive any further amounts shall be extinguished and is hereby cancelled by the Holders (including accrued but unpaid interest thereon).

6.	EVENTS OF DEFAULT

6.1	Each of the following events shall constitute an Event of Default:

If the Company

(i)	fails to pay the full amount of any declared Yield due on the applicable Payment Date or fails to make any payments required under Clause 3 and such failure continues for five (5) Business Days following such Payment Date;

(ii)	fails to comply with the provisions of Clause 5; or

(iii)	except as expressly permitted herein, (a) is voluntarily dissolved or liquidated, (b) becomes Insolvent or unable to pay its debts as they become due, (c) is unable to pay its debts generally, (d) stops, suspends or threatens to stop or to suspend payment of all or a material part of its debts as they fall due, (e) ceases or threatens to cease to carry on its business, or (f) declares bankrupt or has instituted against it a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under collective proceedings or insolvency law or other similar law affecting creditors’ rights generally, and any such proceeding instituted or presented against it results in a final judgement of insolvency or bankruptcy or the entry of a final order for its winding-up or liquidation.

6.2	If an Event of Default has occurred and is continuing for more than fifteen (15) Business Days without being cured, then, unless this would not be consistent with a final judgement of insolvency or bankruptcy or a final order for its winding-up or liquidation, the Board of the Company shall call for an extraordinary general meeting of the shareholders at which it shall submit to the shareholders of the Company the election of a new Board, and the newly -elected Board shall serve until such Event of Default is cured.

Execution Version

7.	REGISTRATION AND TRANSFER

7.l	The PECs are issued in registered form and the name and address of Holder of each PEC shall be entered into the PEC Register by the Company. Except as expressly required by law, the Person in whose name the PECs are registered in the PEC Register shall be deemed to have full and absolute ownership of the PECs and shall be the only record holder thereof for all purposes.

7.2	The person in whose name the PECs are registered in the PEC Register shall be deemed to have full and absolute ownership of the PECs and shall be treated as absolute owner for all purposes, unless a duly approved transfer of PECs occurs, in which case, the registered Holder will be changed in the PEC Register.

7.3	A Holder that transfers all or a portion of its PECs to another person shall transfer the same proportion of its ordinary shares in the capital of the Company to such person (such requirement being referred to as the “Stapling Condition”). The Stapling Condition shall be complied with for any transfer of PECs by a Holder to another person.

8.	NOTICES

8.1	Unless otherwise provided in these Terms and Conditions, all notices regarding the PECs shall be made in writing and, unless otherwise stated, may be made by fax, letter or email.

8.2	Any notice shall be validly given to the Holders to the person in whose name the PECs are registered in the PEC Register at the time where the notice is given.

8.3	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any notice or communication to be made or delivered under or in connection with these Terms and Conditions is:

(i)	in the case of the Company:

Address:	5, rue Guillaume Kroll, L – 1882 Luxembourg

Fax number:	—

For the attention of:	Christian Storch

Email:	cstorch@cdrllp.com

with copy to:

Address:	Mainzer Landstraße 46, 60325 Frankfurt am Main

Fax Number:	+49 (0) 69 -7199 4000

For the attention of:	Oliver Felsenstein

Email:	oliver.felsenstein@cliffordchance.com

(ii)	in the case of a Holder, any such address, fax number or department or officer as may be notified in writing from time to time by the relevant Holders to the Company. or any such substitute address, fax number or department or officer as may be notified in writing from time to time by the relevant Party to the other Party

Execution Version

8.4	Any notice made or delivered by one person to another under these Terms and Conditions will only be effective:

(i)	if delivered personally, at the time of delivery;

(ii)	if by way of fax or electronic mail, at the time of transmission; or

(iii)	if by way of letter, ten (10) Business Days after being deposited in the post postage prepaid in an envelope addressed to it.

9.	MISCELLANEOUS

9.1	The Holders of record of the PECs shall not be entitled to any voting rights in respect of the Company by reason of their ownership of the PECs.

9.2	The PECs shall, with respect to payment rights, Redemption and rights of liquidation, winding up and dissolution, rank:

•	prior to all Subordinate Securities;

•	pari passu with any other preferred equity certificates issued by the Company;

•	subordinate to all other present and future obligations of the Company whether secured or unsecured.

10.	GOVERNING LAW AND JURISDICTION

10.1	These Terms and Conditions and all matters arising from them are governed by and shall be construed in accordance with the laws of the Grand-Duchy of Luxembourg.

10.2	The relevant courts of the Grand Duchy of Luxembourg have exclusive jurisdiction to settle any dispute arising from or connected with these Terms and Conditions (a “Dispute”) including a dispute regarding the validity of these Terms and Conditions or the consequences of their nullity.

10.3	The Company and the Holders agree that the relevant courts of the Grand Duchy of Luxembourg are the most appropriate and convenient courts to settle any Dispute and accordingly that they will not argue to the contrary.

Execution Version

These Terms and Conditions have been executed by the Company on 31 July 2014.

CD&R MILLENNIUM HOLDCO 1 S.À R.L

By:	/s/ Lawrence Gobler
Name:	Lawrence Gobler
Title:	Manager

By:
Name:
Title: